                                                                    Exhibit 10.3

                                 AMENDMENT NO. 2
                                     TO THE
                             NACCO INDUSTRIES, INC.
                NON-EMPLOYEE DIRECTORS' EQUITY COMPENSATION PLAN

     NACCO Industries, Inc. hereby adopts this Amendment No. 2 to the NACCO Industries, Inc. Non-Employee Directors' Equity Compensation Plan (the "Plan") effective as of January 1, 2005. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                    Section 1

     Section 3.1( c) of the Plan is hereby amended in its entirety to read as follows:

     "(c) Retainer. Promptly following each Quarter Date (and, in any event, no later than two and one-half months after each such Quarter Date), the Company shall issue to each Director (or to a trust for the benefit of a Director, or such Director's spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount earned for services rendered to the Company by such Director for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) the number of Voluntary Shares equal to such Director's Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued by the Company pursuant to this Plan, but instead, the Company shall maintain two separate non-interest bearing accounts for each Director, which accounts shall be credited with the amount of any Required Amount or Voluntary Amount, as the case may be, not convertible into whole Shares or whole Voluntary Shares, which amounts shall be combined with the Required Amounts and Voluntary Amounts, respectively, which are paid for the next following calendar quarter. When whole Shares or whole Voluntary Shares are issued by the Company to the Director for the next calendar quarter, the amounts in such accounts shall be reduced by the amount which (when added to the Required Amount or the Voluntary Amount for such Director for such quarter) results in the issuance of the maximum number of Shares and Voluntary Shares to such Director. Notwithstanding the foregoing, if any amounts remain credited to a Director's accounts as of December 31st of a particular calendar year, and such amounts are not converted into whole Shares or whole Voluntary Shares by March 1st of the following calendar year, such amounts shall be paid to the Director in cash no later than March 15th of the following calendar year and the Director's accounts shall be reduced accordingly. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasure shares or a combination of the foregoing. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares."

NACCO NQ - Amend 2 Director Plan